QuickLinks -- Click here to rapidly navigate through this document

AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 28, 2004

REGISTRATION NO. 333-114101

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BRISTOL-MYERS SQUIBB COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	2834 (Primary Standard Industrial Classification Code Number)	22-079-0350 (I.R.S. Employer Identification Number)
345 PARK AVENUE NEW YORK, NY 10154 (212) 546-4000 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

JOHN L. McGOLDRICK, ESQ. EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL 345 PARK AVENUE NEW YORK, NY 10154 (212) 546-4000	SANDRA LEUNG, ESQ. VICE PRESIDENT AND CORPORATE SECRETARY 345 PARK AVENUE NEW YORK, NY 10154 (212) 546-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:
SUSAN WEBSTER, ESQ.
CRAVATH, SWAINE & MOORE LLP
WORLDWIDE PLAZA
825 EIGHTH AVENUE
NEW YORK, NY 10019
(212) 474-1000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this form are being offered in connection with the information of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 28, 2004

PROSPECTUS

$1,000,000,000
Bristol-Myers Squibb Company
EXCHANGE OFFER FOR UP TO
$400,000,000 principal amount outstanding of 4.00% senior notes due 2008 for a like principal amount of new 4.00% senior notes due 2008
and
$600,000,000 principal amount outstanding of 5.25% senior notes due 2013 for a like principal amount of new 5.25% senior notes due 2013

        We are offering to exchange new 4.00% senior notes due 2008 (the "new 2008 notes") for all of our outstanding unregistered 4.00% senior notes due 2008 (the "original 2008 notes") and new 5.25% senior notes due 2013 (the "new 2013 notes" and, together with the new 2008 notes, the "new notes") for all our outstanding unregistered 5.25% senior notes due 2013 (the "original 2013 notes" and, together with the original 2008 notes, the "original notes"). The new notes will be free of the transfer restrictions that apply to the original notes that you currently hold, but will otherwise have substantially the same terms as the original notes. The new notes will be issued under the indenture governing the original notes. This offer will expire at 5:00 p.m., New York City time, on            , 2004, unless we extend it. The new notes will not trade on any established exchange.

        SEE "RISK FACTORS" BEGINNING ON PAGE 7 TO READ ABOUT IMPORTANT FACTORS YOU SHOULD CONSIDER IN CONNECTION WITH THIS EXCHANGE OFFER.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is                 , 2004.

i

SUMMARY

        The items in the following summary are described in more detail later in this prospectus and in the documents incorporated by reference. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the entire prospectus, the more detailed information set out or incorporated by reference into this prospectus and the consolidated financial statements and related notes incorporated by reference into this prospectus before participating in this exchange offer. In this prospectus, unless the context otherwise requires, the term "notes" refers to both the original notes that are the subject of this exchange offer and the new notes that will be issued in exchange for original notes in the exchange offer.

        Unless the context otherwise requires, in this prospectus, "Bristol-Myers Squibb", "BMS", "the Company", "we", "us" and "our" refer to Bristol-Myers Squibb Company and its subsidiaries.

Summary of Terms of the Exchange Offer

Background
On August 18, 2003, we completed a private placement of $400,000,000 aggregate principal amount of original 4.00% senior notes due 2008 and $600,000,000 aggregate principal amount of original 5.25% senior notes due 2013. The notes were originally issued to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., ABN AMRO Incorporated, BNP Paribas Securities Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. (the "Initial Purchasers"). The Initial Purchasers then resold the notes in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the Initial Purchasers reasonably believed to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in compliance with Rule 144A or in other transactions exempt from registration under the Securities Act. In connection with this private placement, we entered into an exchange and registration rights agreement in which we agreed to complete an exchange offer.
The Exchange Offer
We are offering to exchange our new 4.00% senior notes due 2008 and our new 5.25% senior notes due 2013 for a like principal amount of our outstanding original notes. Original notes may only be tendered in integral multiples of $1,000 principal amount. See "The Exchange Offer—Terms of the Exchange".

Resale of New Notes
Based upon the position of the staff of the SEC as described in previous no-action letters, we believe that new notes issued pursuant to the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:
	•	you are acquiring the new notes in the ordinary course of your business;
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the new notes; and
	•	you are not our affiliate as defined under Rule 405 of the Securities Act.

We do not intend to apply for listing of the new notes on any securities exchange or to seek approval for quotation through an automated quotation system. Accordingly, there can be no assurance that an active market will develop upon completion of the exchange offer or, if developed, that such market will be sustained or as to the liquidity of any market.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer in exchange for original notes that were acquired as a result of market making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for outstanding original notes where such outstanding original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of this exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution".

Consequences If You Do Not Exchange Your Original Notes
Original notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to offer or sell the original notes except:
• pursuant to an exemption from the requirements of the Securities Act; or
• if the original notes are registered under the Securities Act.

After the exchange offer is closed, we will no longer have an obligation to register the original notes, except for some limited exceptions. See "Risk Factors—If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid".
Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2004, unless we extend the exchange offer. See "The Exchange Offer—Expiration Date; Extensions; Amendments".
Exchange Date; Issuance of New Notes
The date of acceptance for exchange of original notes is the exchange date, which will be the first business day following the expiration date. We will issue new notes in exchange for original notes tendered and accepted in the exchange offer promptly following the exchange date. See "The Exchange Offer—Terms of the Exchange".
Certain Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, which we may waive. See "The Exchange Offer—Conditions to the Exchange Offer".
Special Procedures for Beneficial Holders
If you beneficially own original notes which are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact such registered holder promptly and instruct such person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your original notes, either arrange to have the original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take a considerable time. See "Exchange Offer—Procedures for Tendering".
Withdrawal Rights	You may withdraw your tender of original notes at any time before the exchange offer expires. See "Exchange Offer—Withdrawal of Tenders".

Accounting Treatment
We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles. See "The Exchange Offer—Accounting Treatment".
Use of Proceeds	We will not receive any proceeds from the exchange or the issuance of new notes in connection with the exchange offer. See "Use of Proceeds".
Exchange Agent	JPMorgan Chase Bank is serving as exchange agent in connection with the exchange offer. See "Exchange Offer—Exchange Agent".
		Year Ended December 31,
	Q1 2004	2003	Restated 2002	Restated 2001	Restated 2000	Restated 1999
Ratio of Earnings to Fixed Charges(1)	18.02	13.91	7.54	10.64	36.48	28.11

(1)
We compute the ratio of earnings to fixed charges by dividing earnings by fixed charges. "Earnings" consists of income from continuing operations before provision for minority interests and income taxes, one-third of rents (deemed by the Company to be a reasonable approximation of the interest factor of such rental expense), interest and debt expense, net of amounts capitalized and amortized. "Fixed Charges" consists of one-third of rents, interest and debt expense and capitalized interest.

Summary of the Terms of the Notes

        Other than the obligations to conduct an exchange offer, the new notes will have the same financial terms and covenants as the original notes, which are as follows:

Issuer	Bristol-Myers Squibb Company.
Notes	$400,000,000 of 4.00% Senior Notes due 2008. $600,000,000 of 5.25% Senior Notes due 2013.
Maturity	August 15, 2008 for the 2008 Notes. August 15, 2013 for the 2013 Notes.
Ranking
The notes are our senior unsecured obligations and rank equally in right of payment with all of our existing and future senior and unsecured indebtedness and senior to all our subordinated debt. The notes effectively rank junior to any of our secured debt. In addition, the notes are structurally subordinated to all liabilities of our subsidiaries, including trade payables.

As of May 31, 2004, the aggregate amount of outstanding Company debt was $10.1 billion. As of the same date, the amount of such outstanding Company debt that was senior and unsecured was $10.1 billion, the amount of such outstanding issuer debt that was secured was immaterial and the amount of such outstanding Company debt that was debt of the Company's subsidiaries having claims against such subsidiaries' assets superior to any such claims of the notes was $278 million.
Interest	February 15 and August 15 of each year, beginning February 15, 2004.
Sinking Fund	None.
Optional Redemption	We may redeem each series of notes, in whole or in part, at any time at the "make-whole" redemption prices described under the heading "Description of Notes—Redemption of the Notes".
Further Issues	We may from time to time, without notice to or the consent of the holders of either series of notes, create and issue further notes ranking equally and ratably with the notes of that series.
DTC Eligibility
The notes will be issued in book-entry form and will be represented by two or more permanent global certificates deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company, or DTC, in New York, New York. Beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants. Any such interest may not be exchanged for certificated securities, except in limited circumstances. See "Description of Notes—Book-Entry System".

Ratings
As of the date of the Prospectus, Standard & Poor's Ratings Group has given the notes a debt rating of "AA", with a negative outlook, and Moody's Investors Service has given the notes a debt rating of "A1", with a negative outlook. We are under no obligation to update such ratings should they change over time.

RISK FACTORS

Risks Related to the Company

Over the next several years, we expect significant declines in net sales of some of our products which have lost or will lose market exclusivity protection.

        We cannot assure you that expected declines in net sales of our products which have lost or will lose market exclusivity protection and the corresponding increased competition from the sale of generic pharmaceutical products will not be material to our results of operations and cash flows.

        We have estimated declines in net sales for 2004 in the range of $1.2 to $1.3 billion from the 2003 levels for products, which have lost or will lose exclusivity protections in 2003 or 2004, specifically the metformin franchise (GLUCOPHAGE*/GLUCOVANCE*) in the United States, TAXOL® in Europe, MONOPRIL in the United States and Canada, Pravastatin in certain countries in Europe, PARAPLATIN in the United States and SERZONE in the United States.

        Substantial incremental exclusivity losses are expected in each of 2005 to 2007 representing continuing declines in sales of the products described above for 2003 and 2004, and additional declines attributable to loss of exclusivity protection primarily for PRAVACHOL in the United States (2006), MONOPRIL in Europe (2001-2008), ZERIT in Europe (2007-2011), CEFZIL (U.S. 2005; EU 2004-2009) and VIDEX/VIDEX EC (2004-2009—license on patent expiring in 2007 became non-exclusive in 2001 though not other licenses have yet been granted). Information on the dates of loss of exclusivity protection and sales for the most recent year for our major products is set forth in Item 1. Business of its Form 10-K Annual Report for 2003, and interim sales information is included in the Company's Form 10-Q Quarterly Report for the period ended March 31, 2004. The timing and amounts of sales reductions from exclusivity losses, their realization in particular periods and the eventual levels of remaining sales revenues are uncertain and dependent on the levels of sales at the time exclusivity protection ends, the timing and degree of development of generic competition (speed of approvals, market entry and impact) and other factors.

        PRAVACHOL, a cholesterol-reducing HMG CoA reductase inhibitor (statin), was the Company's largest product ranked by net sales in 2003 ($2.8 billion). While the product has begun to lose exclusivity in some markets, between now and its anticipated loss of U.S. exclusivity in 2006, its expected rate of decline in market share could be accelerated by the recently reported results of clinical studies. PRAVACHOL has been the subject of numerous clinical trials that have demonstrated that PRAVACHOL, when combined with a hearthealthy diet and exercise, reduces the risk of first heart attack in patients with elevated cholesterol and no clinical evidence of coronary heart disease and also reduces the risk of a subsequent cardiovascular event in patients with normal to moderately elevated cholesterol and clinical evidence of coronary heart disease. A recent clinical study sponsored by a competitor found that treatment with the competitor's statin resulted in no progression of atherosclerotic disease compared to treatment with PRAVACHOL which showed some progression, as demonstrated intravascular ultrasound. Another recent study sponsored by the Company found that acute coronary syndrome patients treated within ten days of their event benefited more from intensive statin therapy with a competitor's product than from standard statin therapy with PRAVACHOL in the reduction of the risk of later major cardiovascular events. Since the release of the most recent of these studies in early March 2004, PRAVACHOL has experienced a modest decline in U.S. prescription market share, consistent with market share declines for PRAVACHOL in recent prior periods during which there was growth in sales of competitive products including a new product launch.

        We also expect to have growth opportunities over the next several years. The opportunities include expected growth from in-line, recently launched and potential new products. Expectations of continued sales growth are subject to the outcome of the previously disclosed PLAVIX* patent litigation, and risks of product development and regulatory approval.

        Net sales of PLAVIX* were approximately $2.5 billion in 2003 and are expected to grow substantially over the next several years. The Company anticipates that this revenue growth will be an important factor in offsetting expected decreases in sales of the Company's other products that recently have or will experience exclusivity losses during this period. Our U.S. territory partnership under our alliance with Sanofi-Synthelabo is a plaintiff in two pending patent infringement lawsuits related to the composition of matter patent for PLAVIX* (clopidogrel), which expires in 2011, based on the defendants seeking FDA approval to sell generic clopidogrel prior to the expiration of the composition of matter patent. If the composition of matter patent is found not infringed, invalid and/or unenforceable at the district court level, the FDA could then approve the defendants' sale of generic clopidogrel, and generic competition for PLAVIX* could begin, before we have exhausted our appeals. Such generic competition would likely result in substantial decreases in the sales of PLAVIX* in the United States. Although the plaintiffs intend to vigorously pursue enforcement of their patent rights in PLAVIX*, it is not possible at this time reasonably to assess the outcome of these lawsuits, or, if the Company were not to prevail in these lawsuits, the timing of potential generic competition for PLAVIX*. However, if such generic competition were to occur, the Company believes it is very unlikely to occur before sometime in the year 2005. It also is not possible reasonably to estimate the impact of these lawsuits on the Company. However, loss of market exclusivity of PLAVIX* and the subsequent development of generic competition would be material to the Company's sales of PLAVIX* and results of operations and cash flows and could be material to its financial condition and liquidity.

Lawsuits, claims, proceedings and investigations pending against us and certain of our subsidiaries are reasonably likely to be material to our results of operations and cash flows.

        We and our subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. These matters involve securities, patent infringement, the Employee Retirement Income Security Act of 1974, as amended (ERISA), pricing, sales and marketing practices, antitrust, environmental, health and safety matters, product liability and insurance coverage. It is not possible at this time to reasonably assess the final outcome of these matters. There can be no assurance that there will not be an increase in the scope of any pending lawsuits, claims, proceedings and investigations or that any future lawsuits, claims, proceedings or investigations will not be material.

        We continue to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting us is reasonably likely to be material to our results of operations and cash flows, and may be material to our financial condition and liquidity.

Risks Related to the Notes

No public market exists for the notes, and the resale of the notes is subject to uncertainties regarding the existence of any trading market for the notes.

        The notes are a new issue of securities for which there is currently no public market. We do not intend to list the notes on any national securities exchange or automated quotation system. In addition, both the liquidity and the market price quoted for the notes may be adversely affected by changes in the price of our common stock, changes in the overall market for securities and by changes in our financial performance or prospects, or in the prospects for companies in our industry generally. We cannot assure you that an active or sustained trading market for the notes will develop or continue for the notes or that the holders will be able to sell their notes.

        Moreover, even if a market does develop for the notes, they may trade at a price above or below either their purchase price or their face value. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Additionally, it is possible that the market for the notes will be subject to disruptions which may have a negative effect on the value of the notes, regardless of our prospects or financial performance.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes, if any, would cause the liquidity or market value of the notes to decline significantly.

        Standard & Poor's Ratings Group ("S&P") has given the notes a debt rating of "AA", with a negative outlook, and Moody's Investors Service ("Moody's") has given the notes a debt rating of "A1", with a negative outlook. A negative outlook suggests that the rating may be lowered.

        S&P has ten general categories of "Long-Term Issuer Credit Ratings". The highest general rating category is "AAA" and the lowest general rating categories are "SD" and "D". A "AA" rating is S&P's second highest general category of rating and is defined by S&P as the issuer having a very strong capacity to meet its financial commitments and differs from the highest rated obligors only in a small degree." In conjunction with the general category rating, S&P also may provide a ratings outlook, which assesses the potential direction of a long-term credit rating over the intermediate to longer term. Where assigned, rating outlooks fall into the following five categories: Positive (a rating may be raised), Negative (a rating may be lowered), Stable (a rating is not likely to change), Developing (a rating may be raised or lowered) and N.M. (not meaningful).

        Moody's has nine general categories of "Long-Term Ratings". The highest general category rating is "Aaa" and the lowest general category rating is "C". Obligations rated "A" are Moody's third highest category rating and are defined by Moody's as upper-medium grade and subject to low credit risk." In addition, Moody's appends numerical modifiers "1", "2", and "3" to each general category rating from "Aa" through "Caa". The modifier "1" indicates that the obligation ranks in the higher end of its general rating category; the modifier "2" indicates a mid-range ranking; and the modifier "3" indicates a ranking in the lower end of that general rating category." In addition, Moody's provides a rating outlook, which is an opinion regarding the likely direction of a rating over the medium term. Where assigned, rating outlooks fall into the following four categories: Positive (POS), Negative (NEG), Stable (STA), and Developing (DEV—contingent upon an event). When an outlook has not been assigned to an eligible entity, NOO (No Outlook) may be displayed.

        Since July 2002, our S&P long-term debt rating has declined from "AAA" to "AA", with a negative outlook, and our Moody's long-term debt rating has declined from "Aaa" to "A1", with a negative outlook. There have not been any changes in our long-term debt rating since July 2003 in the case of S&P and April 2003 in the case of Moody's. These rating declines have had only a marginal adverse impact on the cost of our borrowings.

        There can be no assurance that any rating assigned to the notes will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency.

If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid.

        Original notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities, and you may not offer to sell them except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue new notes in exchange for the original notes pursuant to the exchange offer only following the satisfaction of the procedures and conditions set forth in "The Exchange Offer—Procedures for Tendering". Such procedures and conditions include timely receipt by the exchange agent of such original notes and of a properly completed and duly executed letter of transmittal.

        Because we anticipate that most holders of original notes will elect to exchange such original notes, we expect that the liquidity of the market for any original notes remaining after the completion of the exchange offer will be substantially limited. Any original notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount at maturity of the original notes outstanding. Following the exchange offer, if you did not tender your original notes you generally will not have any further registration rights, and such original notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for such original notes could be adversely affected.

We may redeem the notes at our option prior to maturity.

        The notes are redeemable, at our option and without your consent, in whole or in part, at any time. If we exercise this option you will receive the redemption price described under "Description of the Notes?Redemption of the Notes". Our decision to exercise this option will be influenced by a range of factors including the availability of cash required to redeem the notes, whether market conditions at the time are conducive to such a refinancing and other considerations relevant to our future capital management. If the notes are redeemed as a result of the optional redemption, you may not obtain the return you expect to receive on the notes if you owned them until maturity.

THE COMPANY

        Bristol-Myers Squibb Company was incorporated under the laws of the State of Delaware in August 1933 under the name Bristol-Myers Company, as successor to a New York business started in 1887. In 1989, the Bristol-Myers Company changed its name to Bristol-Myers Squibb Company as a result of a merger. The Company, through its divisions and subsidiaries, is engaged in the discovery, development, licensing, manufacturing, marketing, distribution and sale of pharmaceuticals and other healthcare related products.

        The Company has four reportable segments—Pharmaceuticals, Oncology Therapeutics Network (OTN), Nutritionals and Other Healthcare. The Pharmaceuticals segment is comprised of the global pharmaceutical and international (excluding Japan) consumer medicines business. The OTN segment provides oncology products, supportive care products and related supplies to office-based oncologists in the United States. The Nutritionals segment consists of Mead Johnson Nutritionals (Mead Johnson), primarily an infant formula business. The Other Healthcare segment consists of ConvaTec, Medical Imaging and Consumer Medicines (North America and Japan) businesses.

        The Pharmaceuticals segment discovers, develops, licenses, manufactures, markets, distributes and sells branded pharmaceuticals. These products are sold worldwide, primarily to wholesalers, retail pharmacies, hospitals, government entities and the medical profession. The Company manufactures these products in the United States and Puerto Rico and in fifteen foreign countries. Pharmaceuticals sales accounted for approximately 71% of the Company's sales in 2003 and in 2002 and 75% of the Company's sales in 2001. Most of the Company's pharmaceutical revenues come from products in the following therapeutic classes: cardiovascular and metabolic, oncology, infectious disease, including human immunodeficiency virus/acquired immune deficiency syndrome (HIV/AIDS), and affective (psychiatric) disorders.

        Selected products from continuing operations are as follows:

  •
  PRAVACHOL (pravastatin sodium) is an HMG Co-A reductase inhibitor indicated as an adjunct to diet for patients with primary hypercholesterolemia, for lowering the risk of a first heart attack in people without clinically evident coronary heart disease who have elevated cholesterol, and for reducing the risk of heart attack and stroke in patients with clinically evident coronary heart disease.

  •
  PLAVIX* (clopidogrel bisulfate) is a platelet aggregation inhibitor which is approved for protection against fatal or non-fatal heart attack or stroke in patients with a history of heart attack, stroke, peripheral arterial disease or acute coronary syndrome. This product was launched from the Bristol-Myers Squibb and Sanofi-Synthelabo S.A. (Sanofi) joint venture.

  •
  TAXOL® (paclitaxel) is used in the treatment of refractory ovarian cancer, first-line treatment of ovarian cancer in combination with cisplatin, second-line treatment of AIDS related Kaposi's Sarcoma, treatment of metastatic breast cancer after failure of combination chemotherapy, adjuvant treatment of node positive breast cancer and in the treatment of non-small cell lung carcinoma with cisplatin.

  •
  PARAPLATIN (carboplatin) is a chemotherapeutic agent used in the treatment of ovarian cancer.

  •
  AVAPRO*/AVALIDE* (irbesartan/irbesartan-hydrochlorothiazide) is an angiotensin II receptor antagonist indicated for the treatment of hypertension and diabetic nephropathy. This product was launched from the Bristol-Myers Squibb and Sanofi joint venture.

  •
  SUSTIVA (efavirenz) is an anti-retroviral drug used in the treatment of HIV/AIDS. This product was acquired as a part of the DuPont Pharmaceuticals acquisition completed on October 1, 2001.

  •
  ABILIFY* (aripiprazole) is an atypical antipsychotic agent for patients with schizophrenia that was launched in the United States in the fourth quarter of 2002. This product was codeveloped and is copromoted with Otsuka Pharmaceutical Company, Ltd.

  •
  REYATAZ (atazanavir sulfate) is a protease inhibitor indicated in combination with other anti-retroviral agents for the treatment of HIV/AIDS that was launched in the United States.

  •
  ERBITUX* (cetuximab) is an IgG1 monoclonal antibody designed to exclusively target and block the Epidermal Growth Factor Receptor (EGFR), which is expressed on the surface of certain cancer cells in multiple tumor types as well as some normal cells. ERBITUX* was approved by the FDA on February 12, 2004 for the treatment in combination with irinotecan of patients with EGFR-expressing metastatic colorectal cancer who had failed an irinotecan-based regimen and as monotherapy for patients who are intolerant of irinotecan. ERBITUX* is marketed in North America by Bristol-Myers Squibb under a distribution and copromotion agreement with ImClone Systems Incorporated.

        *Indicates, in this prospectus, brand names of products which are registered trademarks not owned by BMS. ERBITUX is a trademark of ImClone Systems Incorporated, AVAPRO/AVALIDE and PLAVIX are trademarks of Sanofi-Synthelabo S.A. and ABILIFY is a trademark of Otsuka Pharmaceutical Company, Ltd.

        Our principal executive offices are located at 345 Park Avenue, New York, New York 10154, and our telephone number is (212) 546-4000. Our website is located at www.bms.com. The information on our website is not incorporated by reference in this offering circular.

USE OF PROCEEDS

        The exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the issuance of the original notes. We will not receive any cash proceeds from the issuance of the new notes in the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the original notes in like principal amount. The original notes surrendered and exchanged for the new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

SELECTED FINANCIAL DATA

        The Five-Year Financial Summary set forth below has been revised to reflect the Company's restatement of previously issued financial statements for the years ended December 31, 2002 and 2001, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm. For a discussion of the restatement, see "Item 8. Financial Statements.—Note 2. Restatement of Previously Issued Financial Statements for Years Ended December 31, 2002 and 2001" in the Company's 2003 Annual Report on Form 10-K/A. The data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and accompanying notes in the Company's 2003 Annual Report on Form 10K/A incorporated by reference into this prospectus.

Five-Year Financial Summary

	2003	Restated 2002	Restated 2001	Restated 2000(2)	Restated 1999(2)
	(in millions, except per share data)
Income Statement Data:(1)
Net Sales	$20,894	$18,106	$18,044	$17,519	$16,491
Earnings from Continuing Operations Before Minority Interest and Income Taxes	4,694	2,761	2,263	5,263	4,733
Earnings from Continuing Operations	3,106	2,067	1,871	3,686	3,664
Earnings from Continuing Operations per Common Share:
Basic	$1.60	$1.07	$.96	$1.87	$1.85
Diluted	$1.59	$1.06	$.95	$1.85	$1.81
Average common shares outstanding
Basic	1,937	1,936	1,940	1,965	1,984
Diluted	1,950	1,942	1,965	1,997	2,027
Dividends paid on common and preferred stock	$2,169	$2,168	$2,137	$1,930	$1,707
Dividends declared per Common Share	$1.12	$1.12	$1.11	$1.01	$.89
Financial Position Data at December 31:
Total Assets	$27,471	$25,022	$27,864	$17,924	$17,310
Cash and cash equivalents	2,444	2,367	4,552	3,085	2,646
Marketable securities	3,013	1,622	1,102	300	311
Long-term debt	8,522	6,261	6,237	1,336	1,342
Stockholders' Equity	9,786	8,756	8,762	7,634	7,538

(1)
The Company recorded several items that affected the comparability of results, which are set forth in the table under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Earnings" for the years 2003, 2002 and 2001 in the Company's 2003 Annual Report. For a discussion of these items, see "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Net Sales", "Item 8. Financial Statements—Note 3. Alliances and Investments", "—Note 4. Restructuring and Other Items", "—Note 5. Acquisitions and Divestitures" and "—Note 6. Discontinued Operations" in the Company's 2003 Annual Report on Form 10-K/A.

(2)
The 2003 Restatement adjustments affecting the years 2000 and 1999 are set forth in the table below:

The 2003 Restatement adjustments affecting the years 2000 and 1999 are adjustments with respect to net sales, intercompany foreign exchange gains and losses, international pension and employee benefit plan accruals, income taxes and other restatement items, as described in "Item 8. Financial Statements—Note 2. Restatement of Previously Issued Financial Statements" of the Company's 2003 Annual Report on Form 10-K/A.

	2000		1999
	As Previously Reported	As Restated	As Previously Reported	As Restated
	(dollars in millions)
Net Sales	$17,538	$17,519	$16,502	$16,491
Earnings from Continuing Operations	3,830	3,686	3,423	3,664
Earnings from Continuing Operations per Common Share:
Basic	$1.95	$1.87	$1.73	$1.85
Diluted	$1.92	$1.85	$1.69	$1.81
Financial Position Data (at December 31):
Total Assets	$17,756	$17,924	$17,101	$17,310
Stockholders' Equity	7,888	7,634	7,644	7,538

THE EXCHANGE OFFER

        The notes were originally issued to Goldman, Sachs & Co., J.P. Morgan Securities Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., ABN AMRO Incorporated, BNP Paribas Securities Corp., Credit Suisse First Boston LLC and Deutsche Bank Securities Inc. (the "Initial Purchasers"). The Initial Purchasers then resold the notes in transactions not requiring registration under the Securities Act or applicable state securities laws to persons the Initial Purchasers reasonably believed to be "qualified institutional buyers", as defined in Rule 144A under the Securities Act, in compliance with Rule 144A or in other transactions exempt from registration under the Securities Act.

Purpose of the Exchange Offer

        In connection with the sale of the original notes, we entered into an exchange and registration rights agreement with the initial purchasers, under which we agreed to use our reasonable best efforts to file and have declared effective an exchange offer registration statement under the Securities Act and to consummate the exchange offer. In this prospectus, unless the context otherwise requires, the term "notes" refers to both the original notes that are the subject of this exchange offer and the new notes that will be issued in exchange for original notes in the exchange offer.

        We are making the exchange offer in reliance on the position of the SEC as set forth in certain no-action letters. However, we have not sought our own no-action letter. Based upon these interpretations by the SEC, we believe that a holder of new notes, but not a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act, who exchanges original notes for new notes in the exchange offer, generally may offer the new notes for resale, sell the new notes and otherwise transfer the new notes without further registration under the Securities Act and without delivery of a prospectus that satisfies the requirements of Section 10 of the Securities Act. This does not apply, however, to a holder who is our "affiliate" within the meaning of Rule 405 of the Securities Act. We also believe that a holder may offer, sell or transfer the new notes only if the holder acquires the new notes in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate in a distribution of the new notes.

        Any holder of the original notes using the exchange offer to participate in a distribution of new notes cannot rely on the no-action letters referred to above. A broker-dealer that acquired original notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in the absence of an exemption from such requirements.

        Each broker-dealer that receives new notes for its own account in exchange for original notes, as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date for the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any such resale. See "Plan of Distribution".

        Except as described above, this prospectus may not be used for an offer to resell, resale or other transfer of new notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of original notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of such jurisdiction.

Terms of the Exchange

        Upon the terms and subject to the conditions of the exchange offer, we will accept any and all original notes validly tendered prior to 5:00 p.m., New York City time, on the expiration date for the exchange offer. The date of acceptance for exchange of the original notes, and completion of the exchange offer, is the exchange date, which will be the first business day following the expiration date (unless extended as described in this document). We will issue, on or promptly after the exchange date, an aggregate principal amount of up to $400,000,000 of new 2008 notes and an aggregate principal amount of up to $600,000,000 of new 2013 notes for a like principal amount of outstanding original 2008 notes or a like principal amount of outstanding original 2013 notes, as the case may be, tendered and accepted in connection with the exchange offer. The new notes issued in connection with the exchange offer will be delivered on the earliest practicable date following the exchange date. Holders may tender some or all of their original notes in connection with the exchange offer, but only in $1,000 increments of principal amount at maturity.

        The terms of the new notes will be identical in all material respects to the terms of the original notes, except that the new notes will have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to complete the exchange offer by certain dates. The new notes will evidence the same debt as the original notes and will be issued under the same indenture and entitled to the same benefits under that indenture as the original notes being exchanged. As of the date of this prospectus, $400,000,000 in aggregate principal amount of the original 2008 notes and $600,000,000 in aggregate principal amount of the original 2013 notes are outstanding.

        In connection with the issuance of the original notes, we have arranged for the original notes originally purchased by qualified institutional buyers and those sold in reliance on Regulation S under the Securities Act to be issued and transferable in book-entry form through the facilities of The Depository Trust Company, acting as depositary. The new notes will be issued in the form of a global note registered in the name of DTC or its nominee and each beneficial owner's interest in it will be transferable in book-entry form through DTC.

        Holders of original notes do not have any appraisal or dissenters' rights in connection with the exchange offer. Original notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture under which they were issued, but, subject to certain limited exceptions, will not be entitled to any registration rights under the registration rights agreement.

        We shall be considered to have accepted validly tendered original notes if and when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

        If any tendered original notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events described in this prospectus or otherwise, we will return the original notes, without expense, to the tendering holder as quickly as possible after the expiration date.

        Holders who tender original notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of original notes in connection with the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. See "—Fees and Expenses".

Expiration Date; Extensions; Amendments

        The expiration date for the exchange offer is 5:00 p.m., New York City time, on            , 2004, unless extended by us in our sole discretion (but in no event to a date later than            , 2004), in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

        We reserve the right, in our sole discretion:

  •
  to delay accepting any original notes, to extend the offer or to terminate the exchange offer if, prior to the expiration date and in our reasonable judgment, any of the conditions described below shall not have been satisfied, by giving oral or written notice of the delay, extension or termination to the exchange agent; or

  •
  to amend the terms of the exchange offer in any manner.

        If we amend the exchange offer in a manner that we consider material, we will disclose such amendment by means of a prospectus supplement, and we will extend the exchange offer for a period of five to ten business days.

        If we determine to make a public announcement of any delay, extension, amendment or termination of the exchange offer, we will do so by making a timely release through an appropriate news agency.

        If we delay accepting any original notes or terminate the exchange offer, we promptly will pay the consideration offered, or return any original notes deposited, pursuant to the exchange offer as required by Rule 14e-1(c) under the Exchange Act.

Interest on the New Notes

        Interest on the new 2008 notes will accrue at the rate of 4.00% per annum and interest on the new 2013 notes will accrue at the rate of 5.25% per annum from the most recent date to which interest on the new notes has been paid or, if no interest has been paid, from the date of the indenture governing the notes. Interest will be paid semiannually in arrears on February 15 and August 15 of each year.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange new notes for, any original notes and may terminate the exchange offer as provided in this prospectus before the acceptance of the original notes, if prior to the expiration date:

  •
  any action or proceeding is instituted or threatened in any court or by or before any governmental agency relating to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding relating to us or any of our subsidiaries;

  •
  any change, or any development involving a prospective change, in our business or financial affairs or any of our subsidiaries has occurred which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer;

  •
  any law, statute, rule or regulation is proposed, adopted or enacted, which in our reasonable judgment, might materially impair our ability to proceed with the exchange offer; or

  •
  the registration statement has not been declared effective.

        The conditions listed above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any of these conditions. We may waive these conditions in our reasonable discretion in whole or in part at any time and from time to time prior to the expiration date. The failure by us at any time to exercise any of the above rights shall not be considered a waiver of such right, and such right shall be considered an ongoing right which may be asserted at any time and from time to time prior to the expiration date.

        If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

  •
  refuse to accept any original notes and return all tendered original notes to the tendering holders;

  •
  extend the exchange offer and retain all original notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these original notes (see "—Withdrawal of Tenders" below); or

  •
  waive unsatisfied conditions relating to the exchange offer and accept all properly tendered original notes which have not been withdrawn.

Procedures for Tendering

        Unless the tender is being made in book-entry form, to tender in the exchange offer, a holder must

  •
  complete, sign and date the letter of transmittal, or a facsimile of it;

  •
  have the signatures guaranteed if required by the letter of transmittal; and

  •
  mail or otherwise deliver the letter of transmittal or the facsimile, the original notes and any other required documents to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date.

        Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the original notes by causing DTC to transfer the original notes into the exchange agent's account. Although delivery of original notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal (or facsimile), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the exchange agent at its addresses set forth under the caption "Exchange Agent" below, prior to 5:00 p.m., New York City time, on the expiration date. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent.

        The tender by a holder of original notes will constitute an agreement between us and the holder in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of original notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the exchange agent before the expiration date. No letter of transmittal of original notes should be sent to us. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on behalf of the beneficial owner. If the beneficial owner wishes to tender on that owner's own behalf, the owner must, prior to completing and executing the letter of transmittal and delivery of such owner's original notes, either make appropriate arrangements to register ownership of the original notes in the owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        Signature on a letter of transmittal or a notice of withdrawal must be guaranteed by an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the original notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        In the event that signatures on a letter or transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by:

  •
  a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

  •
  a commercial bank or trust company having an office or correspondent in the United States; or

  •
  an "eligible guarantor institution".

        If the letter of transmittal is signed by a person other than the registered holder of any original notes, the original notes must be endorsed by the registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by the registered holder.

        If the letter of transmittal or any original notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorney-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by us, submit evidence satisfactory to us of their authority to act in that capacity with the letter of transmittal.

        We will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered original notes in our sole discretion. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular original notes either before or after the expiration date. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within a time period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of original notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give such notification. Tenders of original notes will not be considered to have been made until such defects or irregularities have been cured or waived. Any original notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

        In addition, we reserve the right, as set forth above under the caption "—Conditions to the Exchange Offer", to terminate the exchange offer.

        By tendering, each holder represents to us, among other things, that:

  •
  the new notes acquired in connection with the exchange offer are being obtained in the ordinary course of business of the person receiving the new notes, whether or not such person is the holder;

  •
  neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such new notes; and

  •
  neither the holder nor any such other person is our "affiliate" (as defined in Rule 405 under the Securities Act).

        If the holder is a broker-dealer which will receive new notes for its own account in exchange for original notes, it will acknowledge that it acquired such original notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such new notes. See "Plan of Distribution".

Guaranteed Delivery Procedures

        A holder who wishes to tender its original notes and

  •
  whose original notes are not immediately available;

  •
  who cannot deliver the holder's original notes, the letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

  •
  who cannot complete the procedures for book-entry transfer before the expiration date;

        may effect a tender if

  •
  the tender is made through an eligible guarantor institution;

  •
  before the expiration date, the exchange agent receives from the eligible guarantor institution:

  •
  a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery,

  •
  the name and address of the holder, and

  •
  the certificate number(s) of the original notes and the principal amount at maturity of original notes tendered, stating that the tender is being made and guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal and the certificate(s) representing the original notes (or a confirmation of book-entry transfer), and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

  •
  the exchange agent receives, within three New York Stock Exchange trading days after the expiration date, a properly completed and executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered original notes in proper form for transfer or a confirmation of book-entry transfer, and all other documents required by the letter of transmittal.

Withdrawal of Tenders

        Except as otherwise provided herein, tenders of original notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

        To withdraw a tender of original notes in connection with the exchange offer, a written facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must:

  •
  specify the name of the person who deposited the original notes to be withdrawn;

  •
  identify the original notes to be withdrawn (including the certificate number or numbers and principal amount at maturity of such original notes);

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such original notes were tendered (including any required signature guarantees) or be accompanied by documents or transfer sufficient to have the trustee register the transfer of such original notes into the name of the person withdrawing the tender; and

  •
  specify the name in which any such original notes are to be registered, if different from that of the depositor.

        We will determine all questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices. Any original notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer, and no new notes will be issued unless the original notes withdrawn are validly re-tendered. Any original notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be re-tendered by following one of the procedures described above under the caption "—Procedures for Tendering" at any time prior to the expiration date.

Exchange Agent

        JPMorgan Chase Bank has been appointed as exchange agent in connection with the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent at its offices at P.O. Box 2320 Dallas, Texas 75221-2320, attention: Institutional Trust Services. The exchange agent's facsimile number is (214) 468-6494.

Fees and Expenses

        We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. We will pay certain other expenses to be incurred in connection with the exchange offer, including the fees and expenses of the exchange agent and certain accounting and legal fees.

        Holders who tender their original notes for exchange will not be obligated to pay transfer taxes. If, however:

  •
  new notes are to be delivered to, or issued in the name of, any person other than the registered holder of the original notes tendered; or

  •
  if tendered original notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  if a transfer tax is imposed for any reason other than the exchange of original notes in connection with the exchange offer;

then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

        The new notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses of the exchange offer that we pay will increase our deferred financing costs in accordance with generally accepted accounting principles.

Consequences of Failures to Properly Tender Original Notes in the Exchange Offer

        Issuance of the new notes in exchange for the original notes in the exchange offer will be made only after timely receipt by the exchange agent of such original notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the original notes desiring to tender such original notes in exchange for new notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of original notes for exchange. Original notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act, and, upon completion of the exchange offer, certain registered rights under the registration rights agreement will terminate.

        In the event the exchange offer is completed, we will not be required to register the remaining original notes. Remaining original notes will continue to be subject to the following restrictions on transfer:

  •
  the remaining original notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available, or if neither such registration nor such exemption is required by law; and

  •
  the remaining original notes will bear a legend restricting transfer in the absence of registration or an exemption.

        We do not currently anticipate that we will register the remaining original notes under the Securities Act. To the extent that original notes are tendered and accepted in connection with the exchange offer, any trading market for remaining original notes could be adversely affected. See "Risk Factors—Risks Relating to the Notes—If you fail to exchange your original notes, they will continue to be restricted securities and may become less liquid".

DESCRIPTION OF NOTES

        The following summary does not purport to be complete, and is subject to, and is qualified in its entirety by reference to, all of the provisions of the notes and the indenture. We urge you to read the indenture and the form of the notes, which you may obtain from us upon request, because they and not this description define your rights in respect of the notes.

General

        The original notes were issued and the new notes will be issued as two separate series of debt securities under the indenture dated as of June 1, 1993, as supplemented by the Third Supplemental Indenture dated August 18, 2003, relating to the notes, between us and JPMorgan Chase Bank, as trustee.

        The terms of the new notes are identical in all material respects to the original notes, except the new notes will no longer contain transfer restrictions and holders of new notes will no longer have any registration rights. The trustee will authenticate and deliver new notes for original issue only in exchange for a like principal amount of original notes. Any original notes that remain outstanding after the consummation of the exchange offer, together with the new notes, will be treated as a single class of securities under the indenture. Accordingly, all references in this section to specified percentages in aggregate principal amount of the outstanding Notes shall be deemed to mean, at any time after the exchange offer is consummated, such percentage in aggregate principal amount of the original notes and new notes then outstanding.

        We will issue the new notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000, through the facilities of The Depository Trust Company, and sales in book-entry form may be effected only through a participating member of DTC. See "—Global Securities".

        We may from time to time, without notice to or the consent of the holders of either series of notes, increase the aggregate principal amount of the new 2008 notes or the new 2013 notes by creating and issuing further notes ranking equally and ratably with the notes of that series in all respects, or in all respects except for the payment of interest accruing prior to the issue date or except for the first payment of interest following the issue date of those further notes. Any further notes will be consolidated and form a single series with the notes of that series and will have the same terms as to status, redemption or otherwise as the notes of that series. Any further notes will be issued by or pursuant to a resolution of our Board of Directors or a supplement to the indenture.

Titles

        New 4.00% Senior Notes due 2008 (the "2008 notes") and new 5.25% Senior Notes due 2013 (the "2013 notes" and, together with the 2008 notes, the "notes").

Principal Amount of Notes

        The 2008 notes will be issued in an initial aggregate principal amount of $400,000,000 and the 2013 notes will be issued in an initial aggregate principal amount of $600,000,000.

Maturity of Notes

        The 2008 notes will mature on August 15, 2008, and the 2013 notes will mature on August 15, 2013.

Interest Rates on Notes

        The interest rates on the 2008 notes and 2013 notes are 4.00% per annum and 5.25% per annum, respectively, in each case, computed on the basis of a 360-day year consisting of twelve 30-day months.

Date Interest Begins to Accrue on Notes

        Interest began to accrue on both series of notes on August 18, 2003.

Interest Payment Dates

        We will pay interest on the notes semi-annually on each February 15 and August 15 (each an "Interest Payment Date"). Interest payable on each Interest Payment Date will include interest accrued from August 18, 2003, or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

First Interest Payment Date

        The first interest payment date for both series of notes was February 15, 2004.

Regular Record Dates for Interest

        We will pay interest payable on any Interest Payment Date to the person in whose name a note (or any predecessor note) is registered at the close of business on February 1 or August 1, as the case may be, next preceding such Interest Payment Date.

Paying Agent

        The trustee will initially be the securities registrar and paying agent and will act as such only at its offices in New York, New York. We may at any time designate additional paying agents or rescind the designations or approve a change in the offices where they act.

Global Securities

        The notes will be represented by two or more global securities registered in the name of the nominee of DTC. We will issue the notes in denominations of $1,000 and integral multiples of $1,000. We will deposit the global securities with DTC or its custodian and will register the global securities in the name of DTC's nominee. See "—Book-Entry System".

Ranking

        The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured indebtedness. The notes will effectively rank junior to any of our secured debt and will be structurally subordinated to the indebtedness and other liabilities of our subsidiaries, including trade payables.

        As of May 31, 2004, the aggregate amount of outstanding Company debt was $10.1 billion. As of the same date, the amount of such outstanding Company debt that was senior and unsecured was $10.1 billion, the amount of such outstanding issuer debt that was secured was immaterial and the amount of such outstanding Company debt that was debt of the Company's subsidiaries having claims against such subsidiaries' assets superior to any such claims of the notes was $278 million.

Redemption of the Notes

        The notes may be redeemed at any time at our option in whole or from time to time in part at a redemption price equal to the sum of (1) the principal amount of any notes being redeemed plus accrued interest to the redemption date and (2) the Make-Whole Amount (as defined below), if any.

        If we have given notice as provided in the indenture and funds for the redemption of any notes called for redemption have been made available on the redemption date, those notes will cease to bear interest on the date fixed for redemption. Thereafter, the only right of the holders of those notes will be to receive payment of the redemption price.

        We will give notice of any optional redemption to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the notes held by such holder to be redeemed.

        We will notify the trustee at least 45 days prior to giving notice of redemption (or such shorter period as is satisfactory to the trustee) of the series and the aggregate principal amount of notes to be redeemed and their redemption date. If less than all the notes of that series are to be redeemed, the trustee shall select which notes of that series are to be redeemed in a manner it deems to be fair and appropriate.

        As used above:

        "Make-Whole Amount" means the excess of (1) the aggregate present value, on the date fixed for redemption, of the principal being redeemed and the amount of interest (exclusive of interest accrued to the date fixed for redemption) that would have been payable on that principal amount if such redemption had not been made, over (2) the aggregate principal amount of notes being redeemed. Present value shall be determined by discounting, on a semi annual basis, such principal and interest at the Reinvestment Rate (as defined below and as determined on the third business day preceding the date such notice of redemption is given) from the respective dates on which such principal and interest would have been payable if such redemption had not been made.

        "Reinvestment Rate" means 0.10% for the 2008 notes and 0.15% for the 2013 notes, plus, in each case, the arithmetic mean of the yields under the heading "Week Ending" published in the most recent Statistical Release (as defined below) under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the payment date of the principal being redeemed. If no maturity exactly corresponds to such maturity, yields for the two established maturities most closely corresponding to such maturity will be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

        "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the indenture, then such other reasonably comparable index which shall be designated by us.

Restrictive Covenants

  Limitation on Liens

        We have agreed not to create, assume or suffer to exist, any mortgages or other liens upon any Restricted Property to secure any of our Debt or Debt of any Subsidiary or any other person, or permit any Subsidiary to do so, without securing the notes equally and ratably with all other indebtedness secured by such liens. This covenant has certain exceptions, which generally permit:

  •
  mortgages and liens existing on property owned by or leased by persons at the time they become Subsidiaries;

  •
  mortgages and liens existing on Restricted Property at the time such Restricted Property was acquired by us or a Subsidiary, or incurred at, or prior to, the time of acquisition or construction or within 12 months thereafter to finance the purchase price, construction, alteration, repair or improvement thereof and any lien to the extent that it secures Debt which is in excess of such cost or purchase price and for the payment of which recourse may be had only against such Restricted Property;

  •
  any mortgages and liens securing Debt of a Subsidiary that the Subsidiary owes to us or another Subsidiary;

  •
  any mortgages and liens securing industrial development, pollution control, or similar revenue bonds;

  •
  any lien existing on the date of issuance of the notes;

  •
  any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to above, so long as the principal amount of Debt secured thereby does not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement (except that, where an additional principal amount of Debt is incurred to provide funds for the completion of a specific project, the additional principal amount, and any related financing costs, may be secured by the lien as well) and the lien is limited to the same property subject to the lien so extended, renewed or replaced (and any improvements on such property); and

  •
  mortgages and liens otherwise prohibited by this covenant, securing Debt which, together with the aggregate outstanding principal amount of all other Debt of us and our Subsidiaries owning Restricted Property which would otherwise be subject to such covenant and the aggregate Value of certain existing Sale and Leaseback Transactions which would be subject to the covenant under "—Limitation on Sale and Leaseback Transactions" but for this provision, does not exceed 10% of Consolidated Net Tangible Assets.

  Limitation on Sale and Leaseback Transactions

        Neither we nor any Subsidiary owning Restricted Property may enter into any Sale and Leaseback Transaction unless we or such Subsidiary could incur Debt, in a principal amount at least equal to the Value of such Sale and Leaseback Transaction, which is secured by liens on the property to be leased without equally and ratably securing the outstanding senior debt securities without violating the "—Limitation on Liens" covenant discussed above. We, or any such Subsidiary, may also enter into a Sale and Leaseback Transaction if, during the six months following the effective date of such Sale and Leaseback Transaction, we apply an amount equal to the Value of such Sale and Leaseback Transaction to the acquisition of Restricted Property or to the voluntary retirement of debt securities or Funded Debt. We will receive a credit toward the amount required to be applied to such retirement of indebtedness for the principal amount of any debt securities or Funded Debt delivered to the Trustee for retirement or cancellation during the six months immediately following the effective date of such Sale and Leaseback Transaction.

  General

        The covenants described above only restrict our ability to place liens on, or enter into Sale and Leaseback Transactions in respect of, those manufacturing facilities in the continental United States which individually constitute 2% or more of our Consolidated Net Tangible Assets and which our Board of Directors believes are of material importance to our business. None of our manufacturing facilities located within the continental United States currently meets the definition of Restricted Property. As a result these covenants do not currently restrict us from securing indebtedness with any of our physical facilities or from entering into Sale and Leaseback Transactions with respect to any of our physical facilities, and if we did so, we would not be required to similarly secure the notes.

        Other than the restrictions on liens and Sale and Leaseback Transactions described above, the indenture and the notes do not contain any covenants or other provisions designed to protect holders of the notes in the event of a highly leveraged transaction involving our company.

  Definitions

        "Consolidated Net Tangible Assets" means the total amount of our assets after deducting:

  •
  all current liabilities; and

  •
  all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible assets;

all as set forth on our most recent consolidated balance sheet and determined on a consolidated basis in accordance with generally accepted accounting principles.

        In calculating the total amount of our assets, we must subtract applicable reserves and other properly deductible items. In calculating our current liabilities, we must exclude the amount of liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined.

        "Debt" means all obligations represented by notes, bonds, notes or similar evidences of indebtedness; all indebtedness for borrowed money or for the deferred purchase price of property or services other than, in the case of any such deferred purchase price, on normal trade terms; and all rental obligations under leases which will have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases.

        "Funded Debt" means our Debts or Debt of a Subsidiary owning Restricted Property, maturing by its terms more than one year after its creation; and Debt classified as long-term debt under generally accepted accounting principles.

        The definition of Funded Debt only includes Debt incurred by us meeting one of the above requirements if it ranks at least equally with the senior debt securities.

        "Restricted Property" means:

  •
  any manufacturing facility, or portion thereof, owned or leased by us or any of our Subsidiaries and located within the continental United States which, in our Board of Directors' opinion, is of material importance to our business and the business of our Subsidiaries taken as a whole; and

  •
  any shares of common stock or indebtedness of any Subsidiary owning any such manufacturing facility.

        In this definition, "manufacturing facility" means property, plant and equipment used for actual manufacturing and for activities directly related to manufacturing. The definition excludes sales offices, research facilities and facilities used only for warehousing, distribution or general administration. The definition provides that no manufacturing facility, or portion thereof, shall be deemed of material importance if its gross book value before deducting accumulated depreciation is less than 2% of Consolidated Net Tangible Assets.

        "Sale and Leaseback Transaction" means any arrangement pursuant to which we or any Subsidiary leases any Restricted Property that has been or is to be sold or transferred by us or the Subsidiary to another person, other than:

  •
  temporary leases for a term, including renewals at the option of the lessee, of three years or less;

  •
  leases between us and a Subsidiary or between Subsidiaries;

  •
  leases executed within 12 months after the latest acquisition, the completion of construction or improvement, or the commencement of commercial operation, of such Restricted Property; and

  •
  arrangements pursuant to any provision of law with an effect similar to that under former Section 168(f)(8) of the Internal Revenue Code.

        "Subsidiary" means a corporation of which we or one or more corporations meeting this definition owns, directly or indirectly, the majority of the outstanding voting stock.

        "Value" means, with respect to a Sale and Leaseback Transaction, an amount equal to the present value of the lease payments remaining on the date as of which the amount is being determined, without regard to any renewal or extension options contained in the lease. To determine such present value, we use a discount rate equal to the weighted average interest rate on the debt securities of all series issued under the indenture that are outstanding on the effective date of the Sale and Leaseback Transaction and which have the benefit of the covenant limiting Sale and Leaseback Transactions discussed above.

Merger, Consolidation or Conveyance or Transfer of Assets

        We may not, without the consent of the holders of the notes, merge into or consolidate with any other person, or convey or transfer all or substantially all of our properties and assets to another person, unless:

  •
  the successor is a U.S. corporation;

  •
  the successor assumes on the same terms and conditions all the obligations under the notes and the indenture; and

  •
  immediately after giving effect to the transaction, there is no default under the indenture.

        The remaining or acquiring corporation will take over all of our rights and obligations under the indenture.

Events of Default, Notice and Waiver

        The following events are defined in the indenture as "Events of Default":

  •
  we fail to pay the principal of the notes when due;

  •
  we fail to pay interest or liquidated damages, if any, on the notes when due and that failure continues for 30 days;

  •
  we fail to perform any other covenant in the indenture related to the notes and this failure continues for 90 days after we receive written notice of it; and

  •
  we or a court take certain actions relating to the bankruptcy, insolvency or reorganization of our company.

        The holders of a majority in aggregate principal amount of each series of notes then outstanding may on behalf of the holders of all notes of such series waive any past default with respect to such series and its consequences under the applicable indenture, except (i) a continuing default or Event of Default in the payment of the principal of or interest on any note of such series or in the payment of any sinking or purchase fund, or (ii) with respect to any covenant or provision under the applicable indenture, which may not be modified or amended without the consent of all holders of such series of notes.

        The indenture requires the trustee to give the holders of notes notice of a default within 90 days unless the default is cured or waived. However, the trustee may withhold this notice if it determines in good faith that it is in the interest of those holders. The trustee may not, however, withhold this notice in the case of a payment default.

        Other than its duties in case of an Event of Default, a trustee is not obligated to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of notes, unless the holders have offered to the trustee reasonable indemnification.

        If such indemnification is provided, the holders of a majority in principal amount of outstanding notes may, subject to certain limitations, direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

        The indenture includes a covenant that we will deliver within 120 days after the end of each fiscal year to the trustee a certificate of no default, or specifying the nature and status of any default that exists.

        Street name and other indirect holders should consult their banks and brokers for information on their requirements for giving notice or taking other actions upon a default.

Modification of the Indenture

        Together with the trustee, we may, when authorized by our Board of Directors, modify the indenture without the consent of the holders for limited purposes, including but not limited to adding to our covenants or events of default and curing ambiguities.

        Together with the trustee, we may, when authorized by our Board of Directors, also make modifications and amendments to the indenture with the consent of the holders of a majority in principal amount of the outstanding notes. However, without the consent of each affected holder, no modification may:

  •
  change the stated maturity of the notes;

  •
  reduce the principal rate of interest or change the method of computing the amount of principal or interest on the notes;

  •
  change any place of payment or the currency in which the notes or interest thereon is payable;

  •
  impair the right to enforce any payment after the stated maturity or redemption date;

  •
  reduce the percentage of holders of outstanding notes of either series required to consent to any modification, amendment or waiver under the indenture;

  •
  modify the provisions in the indenture relating to the waiver of past defaults and the waiver of certain covenants;

  •
  modify the provisions in the indenture relating to adding provisions or changing or eliminating provisions of the indenture or modifying rights of holders of securities under the indenture; or

  •
  modify our obligation to deliver information required under Rule 144A to permit resales of notes in the event we cease to be subject to certain reporting requirements under United States securities laws.

Discharge of the Indenture

        We may satisfy and discharge our obligations with respect to either series of notes that have matured or will mature or be redeemed within one year if we deposit with the trustee enough cash to pay all the principal, interest and any premium due to the stated maturity date or redemption date of such notes.

        In addition, we may elect:

  (a)
  to be discharged from all of our obligations (subject to limited exceptions) with respect to any series of notes then outstanding; and/or

  (b)
  to be released from our obligations under the following covenants and from the consequences of an Event of Default or cross-default resulting from a breach of these covenants:

  (i)
  the limitations on mergers, consolidations and certain sales of assets;

  (ii)
  the limitations on Sale and Leaseback Transactions; and

  (iii)
  the limitations on liens to secure debt.

        To make either of the above elections, we must deposit in trust with the trustee enough money to pay in full the principal, interest and liquidated damages, if any, on the notes. This amount may be made in cash and/or U.S. government obligations. As a condition to either of the above elections, we must deliver to the trustee an opinion of counsel that the holders of the notes will not recognize income, gain or loss for federal income tax purposes as a result of the action.

        If either of the above events occur, the holders of the notes will not be entitled to the benefits of the indenture, except for registration and exchange of notes securities and replacement of lost, stolen or mutilated debt securities.

Relationship with the Trustee

        We may from time to time maintain lines of credit, and have other customary banking relationships, with the trustee under the indenture.

Title

        We, the trustee, and any agent of ours or the trustee may treat the registered owner of any note as the absolute owner of that note for all purposes.

Replacement of Notes

        We will replace notes that have been mutilated, but you will have to pay for the replacement and will have to surrender the mutilated note to the trustee first. Notes that become destroyed, stolen, or lost will only be replaced by us upon your providing evidence of destruction, loss, or theft that the trustee and we find satisfactory. In the case of a destroyed, lost, or stolen note, we may also require you, as the holder of the note, to indemnify the trustee and us before we will issue any replacement note.

Governing Law

        The indenture, as supplemented, and the notes will be governed by and construed in accordance with the laws of the State of New York.

Prescription Period

        Any money that we deposit with the trustee or any paying agent for the payment of principal or any interest on any note that remains unclaimed for two years after the date upon which the principal and interest are due and payable will be repaid to us upon our request unless otherwise required by mandatory provisions of any applicable unclaimed property law. After that time, unless otherwise required by mandatory provisions of any unclaimed property law, the holder of any note will be able to seek any payment to which that holder may be entitled to collect only from us.

Book-Entry System

        Notes will be evidenced by global securities, which will be deposited on behalf of DTC and registered in the name of a nominee of DTC.

        The global securities are hereinafter sometimes referred to individually as a "global security" and collectively as the "global securities". Except as set forth below, the record ownership of the global securities may be transferred, in whole or in part, only to DTC, another nominee of DTC or to a successor of DTC or its nominee.

        Except under circumstances described below, the notes will not be issued in definitive form. Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to persons that have accounts with DTC or its nominee ("participants") or persons that may hold interests through participants. Owners of beneficial interests in the notes represented by the global securities will hold their interests pursuant to the procedures and practices of DTC. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

        So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by that global security for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders thereof under the indenture. Beneficial owners will not be holders and will not be entitled to any rights provided to the holders of notes under the global securities or the indenture. Principal payments, interest payments and liquidated damage payments, if any, on notes registered in the name of DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner of the relevant global security. None of Bristol-Myers Squibb, the trustee or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        We expect that DTC or its nominee, upon receipt of any payment of principal or interest, if any, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.

        If we redeem less than all of the global security, we have been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the global security to be redeemed.

        Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among participants of DTC, it is under no obligation to perform or continue responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

        If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days or if an event of default will occur under the indenture, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time and in our sole discretion determine not to have notes represented by a global security and, in such event, will issue notes in definitive form in exchange for the entire global security relating to such notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by such global security equal in principal amount to such beneficial interest and to have such notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 principal amount and integral multiples thereof, unless otherwise specified by us.

        DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

        DTC holds securities deposited with it by its participants and facilitates the settlement of transactions among its participants in such securities through electronic computerized book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the depositary. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

        According to DTC, the foregoing information with respect to DTC has been provided to the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Same-Day Settlement and Payment

        Settlement for the notes will be made in immediately available or same-day funds. So long as the notes are represented by the global securities, we will make all payments of principal and interest in immediately available funds.

        So long as the notes are represented by the global securities registered in the name of DTC or its nominee, the notes will trade in DTC's Same-Day Funds Settlement System. DTC will require secondary market trading activity in the notes represented by the global securities to settle in immediately available or same-day funds on trading activity in the notes.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

        This section summarizes the material U.S. federal income tax consequences to holders associated with an exchange of original notes for new notes. However, the discussion is limited in the following ways:

  •
  This discussion only covers you if you purchased original notes in the initial offering and you exchange such original notes for new notes pursuant to the exchange offer.

  •
  This discussion only covers you if you have always held your original notes, and will only hold new notes received pursuant to the exchange offer, as a capital asset (that is, for investment purposes) and if you do not have a special tax status.

  •
  The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of original notes or new notes. In addition, the discussion does not apply to you if you (a) own 10% or more of our voting stock, (b) are a "controlled foreign corporation" with respect to us, or (c) are a bank making a loan in the ordinary course of its business.

  •
  The discussion is based on current U.S. federal income tax law. Changes in the law may change the tax treatment of the original notes or new notes.

  •
  The discussion does not cover state, local or foreign law.

  •
  We have not requested a ruling from the Internal Revenue Service (the "IRS") on the tax consequences of the exchange offer or owning the new notes. As a result, the IRS could disagree with this discussion.

If you are considering exchanging original notes for new notes pursuant to the exchange offer, we suggest that you consult your tax advisor about the tax consequences of such an exchange and holding the new notes in your particular situation.

Exchange Offer

        The exchange of original notes for new notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Accordingly, holders will not recognize any income, gain or loss in connection with such an exchange, and any such holder will have the same adjusted tax basis and holding period in the new notes as it had in the old notes, as measured immediately before the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the expiration date and 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until            , 2004 all dealers effecting transactions in the new notes may be required to deliver a prospectus. Any broker-dealer who will participate in the exchange offer has not entered into any arrangement or understanding with us or any of our affiliates to distribute the new 2008 notes and the new 2013 notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer and to indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        The notes are a new issue of securities with no established trading market. No assurance can be given as to the liquidity of the trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

LEGAL MATTERS

        Certain legal matters with respect to the notes will be passed upon by Cravath, Swaine & Moore LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K/A for the year ended December 31, 2003 have been so incorporated in reliance on the report (which contains explanatory paragraphs relating to the restatement of previously issued financial statements and a change in accounting principle relating to the accounting for business combinations, the accounting treatment for goodwill and the impairment of long-lived assets) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

        With respect to the unaudited financial information of Bristol-Myers Squibb Company for the three-month periods ended March 31, 2004 and 2003, incorporated by reference in this Prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 4, 2004 incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Act.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus (including documents incorporated by reference) and other written and oral statements Bristol-Myers Squibb makes from time to time contain certain "forward-looking" statements that are based upon current expectations, estimates and projections about the industries in which we operate and managements beliefs and assumptions. You can identify these forward-looking statements by the fact they use words such as "should", "expect", "anticipate", "estimate", "target", "may", "will", "project", "guidance", "intend", "plan", "believe" and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes to differ materially from current expectations. These statements are likely to relate to, among other things, Bristol-Myers Squibb's goals, plans and projections regarding its financial position, results of operations, market position, product development, product approvals, sales efforts, expenses, performance or results of current and anticipated products and the outcome of contingencies such as legal proceedings, and financial results which are based on current expectations that involve inherent risks and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years.

        Although it is not possible to predict or identify all factors, they may include but are not limited to the following:

  •
  New government laws and regulations, such as (i) healthcare reform initiatives in the United States at the state and federal level and in other countries; (ii) changes in the FDA and foreign regulatory approval processes that may cause delays in approving, or preventing the approval of, new products; (iii) tax changes such as the phasing out of tax benefits heretofore available in the United States and certain foreign countries; (iv) new laws, regulations and judicial decisions affecting pricing or marketing within or across jurisdictions; and (v) changes in intellectual property law.

  •
  Competitive factors, such as (i) new products developed by competitors that have lower prices or superior performance features or that are otherwise competitive with Bristol-Myers Squibb's current products; (ii) generic competition as the Company's products mature and patents expire on products; (iii) technological advances and patents attained by competitors; (iv) problems with licensors, suppliers and distributors; and (v) business combinations among Bristol-Myers Squibb's competitors or major customers.

  •
  Difficulties and delays inherent in product development, manufacturing and sale, such as (i) products that may appear promising in development but fail to reach market for any number of reasons, including efficacy or safety concerns, the inability to obtain necessary regulatory approvals and the difficulty or excessive cost to manufacture; (ii) failure of any of Bristol-Myers

    Squibb's products to achieve or maintain commercial viability; (iii) seizure or recall of products; (iv) the failure to obtain, the imposition of limitations on the use of, or loss of patent and other intellectual property rights; (v) failure of Bristol-Myers Squibb or any of its vendors or suppliers to comply with Current Good Manufacturing Practices and other application regulations and quality assurance guidelines that could lead to temporary manufacturing shutdowns, product shortages and delays in product manufacturing; and (vi) other manufacturing or distribution problems.

  •
  Legal difficulties, including lawsuits, claims, proceedings and investigations, any of which can preclude or delay commercialization of products or adversely affect operations, profitability, liquidity or financial condition, including (i)intellectual property disputes; (ii) adverse decisions in litigation, including product liability and commercial cases; (iii) the inability to obtain adequate insurance with respect to this type of liability; (iv) recalls of pharmaceutical products or forced closings of manufacturing plants; (v) government investigations including those relating to wholesaler inventory, financial restatement and product pricing and promotion; (vi) claims asserting violations of securities, antitrust, federal and state pricing and other laws; (vii) environmental matters; and (viii) tax liabilities. There can be no assurance that there will not be an increase in scope of these matters or that any future lawsuits, claims, proceedings or investigations will not be material.

  •
  Increasing pricing pressures worldwide, including rules and practices of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical reimbursement and pricing in general.

  •
  Fluctuations in buying patterns and inventory levels of major distributors, retail chains and other trade buyers which may result from seasonality, pricing, wholesaler buying decisions (including the effect of incentives offered), the Company's wholesaler inventory management policies (including the workdown or other changes in wholesaler inventory levels) or other factors.

  •
  Greater than expected costs and other difficulties, including unanticipated effects and difficulties of acquisitions, dispositions and other events, including obtaining regulatory approvals in connection with evolving business strategies, legal defense costs, insurance expense, settlement costs and the risk of an adverse decision related to litigation.

  •
  Changes to advertising and promotional spending and other categories of spending that may affect sales.

  •
  Changes in product mix that may affect margins.

  •
  Changes in Bristol-Myers Squibb's structure, operations, revenues, costs, staffing or efficiency resulting from acquisitions, divestitures, mergers, restructurings or other strategic initiatives.

  •
  Economic factors over which Bristol-Myers Squibb has no control such as changes of business and economic conditions including, but not limited to, changes in interest rates and fluctuation of foreign currency exchange rates.

  •
  Changes in business, political and economic conditions due to political or social instability, military or armed conflict, nationalization of assets, debt or payment moratoriums, other restrictions on commerce, and actual or threatened terrorist attacks in the United States or other parts of the world and related military action.

  •
  Changes in accounting standards promulgated by the Financial Accounting Standards Board, the Securities and Exchange Commission (SEC), or the American Institute of Certified Public Accountants, which may require adjustments to financial statements.

  •
  Capacity, efficiency, reliability and potential breakdown, invasion, destruction or interruption of information systems.

  •
  Reliance of Company on vendors, partners and other third parties to meet their contractual regulatory and other obligations in relation to their arrangements with the Company.

  •
  Results of clinical studies relating to Bristol-Myers Squibb or a competitor's products.

        Although Bristol-Myers Squibb believes it has been prudent in its plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. Bristol-Myers Squibb undertakes no obligation to release publicly any revisions to forward-looking statements as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

PUBLIC REFERENCE ROOM
450 FIFTH STREET, N.W.
ROOM 1024
WASHINGTON, D.C. 20549

        You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facilities and copying charges.

CERTAIN DOCUMENTS INCORPORATED BY REFERENCE

        This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available without charge to any person to whom this prospectus is delivered, upon written or oral request. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. Notwithstanding this statement, however, you may rely on information that has been filed at the time you made your investment decision. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until this offering is completed:

  •
  Current Report on Form 8-K dated April 2, 2004;

  •
  Current Report on Form 8-K dated April 28, 2004;

  •
  Current Report on Form 8-K dated May 10, 2004;

  •
  Current Report on Form 8-K dated May 26, 2004;

  •
  Current Report on Form 8-K dated June 28, 2004;

  •
  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2003 dated June 28, 2004; and

  •
  Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2004 dated June 28, 2004.

        You may request a copy of these filings at no cost, by writing or telephoning us at:

BRISTOL-MYERS SQUIBB COMPANY
345 PARK AVENUE
NEW YORK, NEW YORK 10154
ATTENTION: SECRETARY
TELEPHONE: (212) 546-4000

        In order to obtain timely delivery, you must request the information no later than            , 2004, which is five business days before the expiration date of the exchange offer.

        You should rely only upon the information provided in this prospectus or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this document, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law (the "DGCL") provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation—a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's by laws, disinterested director vote, stockholder vote, agreement or otherwise.

        Under the terms of our Bylaws and subject to the applicable provisions of Delaware law, we have indemnified each of our directors and officers and, subject to the discretion of the Board of Directors, any other person, against expenses incurred or paid in connection with any claim made against such director or officer or any actual or threatened action, suit or proceeding in which such director or officer may be involved by reason of being or having been a director or officer of us, or of serving or having served at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action taken or not taken by such director or officer in such capacity, and against the amount or amounts paid by such director or officer in settlement of any such claim, action, suit or proceeding or any judgment or order entered therein.

        Section 102(b)(7) of the DGCL permits a provision in the certificate of incorporation of each corporation organized thereunder, such as the Company, eliminating or limiting, with certain exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Our Restated Certificate of Incorporation eliminates the liability of directors to the extent permitted by the DGCL.

        We carry directors' and officers' liability insurance that covers certain liabilities and expenses of our directors and officers.

ITEM 21.    Exhibits.

  (a)
  The following exhibits are filed herewith, filed previously or incorporated herein by reference:
3.01	Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3c to the Form 10-Q for the quarterly period ended September 30, 2003).

3.02		Bylaws of Bristol-Myers Squibb Company, as amended as of March 2, 2004 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2003).
4.01
Indenture, dated as of June 1, 1993, between Bristol-Myers Squibb Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (incorporated herein by reference to Exhibit 4.1 to the Form 8-K dated May 27, 1993, and filed on June 3, 1993).
4.02
Third Supplemental Indenture, dated August 18, 2003, between Bristol-Myers Squibb Company and JPMorgan Chase Bank, as Trustee, to the indenture dated June 1, 1993 (incorporated herein by reference to Exhibit 4k to the Form 10-Q for the quarterly period ended September 30, 2003).
4.03
Form of 4.00% Senior Note due 2008 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003) (incorporated herein by reference to Exhibit 4n to the Form 10-Q for the quarterly period ended September 30, 2003).
4.04		Form of 5.25% Senior Note due 2013 (incorporated herein by reference to Exhibit 4o to the Form 10-Q for the quarterly period ended September 30, 2003).
5.01	**	Legal Opinion of Cravath, Swaine & Moore LLP.
12.01	**	Statement regarding computation of ratios of earnings to fixed charges.
15.01	**	Letter Regarding Unaudited Interim Financial Information.
21.01		Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Form 10-K for the annual period ended December 31, 2003).
23.01	*	Consent of PricewaterhouseCoopers LLP.
23.02	**	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.01).
24.01		Power of Attorney (included on signature page of the Registration Statement filed on March 31, 2004).
25.01		Form T-1 Statement of Eligibility of JPMorgan Chase Bank (incorporated herein by reference to the Form 8-K dated May 10, 1993, and filed on May 11, 1993).
99.01
Purchase Agreement dated August 12, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives to the several purchasers, named in Schedule I of the Agreement, of 4.00% Senior Notes due 2008 and 5.25% Senior Notes due 2013 (incorporated herein by reference to Exhibit 41 to the Form 10-Q for the quarterly period ended September 30, 2003).
99.02
Exchange and Registration Rights Agreement, dated August 18, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of 4.00% Senior Notes due 2008 and 5.25% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4m to the Form 10-Q for the quarterly period ended September 30, 2003).
99.03	*	Form of Letter of Transmittal.
99.04	**	Form of Notice of Guaranteed Delivery.
99.05	**	Form of Notice of Withdrawal of Tender.
99.06	**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.

99.07	**	Form of Letter to Clients.
99.08	**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed herewith.

**
Previously filed.

(b)
Financial Statement Schedule

    None.

  (c)
  Report, Opinion or Appraisal.

    See Exhibit 5.01.

ITEM 22.    Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such officer, director or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(c) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of the receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        The undersigned registrant hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 28th day of June, 2004.

BRISTOL-MYERS SQUIBB COMPANY
By:	* Peter R. Dolan Chairman of the Board of Directors and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement on Form S-4 has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title

* Peter R. Dolan	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)
* Andrew R.J. Bonfield	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
* Paul W. Karr	Vice President and Financial Controller (Principal Accounting Officer)
* Robert E. Allen	Director
* Lewis B. Campbell	Director
* Vance D. Coffman	Director
* Ellen V. Futter	Director
* Louis V. Gerstner, Jr.	Director

* Laurie H. Glimcher, M.D.	Director
* Leif Johansson	Director
* James D. Robinson III	Director
* Louis W. Sullivan, M.D.	Director
*By:	/s/ SANDRA LEUNG Sandra Leung Attorney-in-Fact

EXHIBIT INDEX

3.01		Restated Certificate of Incorporation of Bristol-Myers Squibb Company (incorporated herein by reference to Exhibit 3c to the Form 10-Q for the quarterly period ended September 30, 2003).
3.02		Bylaws of Bristol-Myers Squibb Company, as amended as of March 2, 2004 (incorporated herein by reference to Exhibit 3b to the Form 10-K for the fiscal year ended December 31, 2003).
4.01		Indenture, dated as of June 1, 1993, between Bristol-Myers Squibb Company and JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank, as trustee (incorporated herein by reference to Exhibit 4.1 to the Form 8-K dated May 27, 1993, and filed on June 3, 1993).
4.02		Third Supplemental Indenture, dated August 18, 2003, between Bristol-Myers Squibb Company and JPMorgan Chase Bank, as Trustee, to the indenture dated June 1, 1993 (incorporated herein by reference to Exhibit 4k to the Form 10-Q for the quarterly period ended September 30, 2003).
4.03		Form of 4.00% Senior Note due 2008 (incorporated herein by reference to Exhibit 4j to the Form 10-Q for the quarterly period ended September 30, 2003) (incorporated herein by reference to Exhibit 4n to the Form 10-Q for the quarterly period ended September 30, 2003).
4.04		Form of 5.25% Senior Note due 2013 (incorporated herein by reference to Exhibit 4o to the Form 10-Q for the quarterly period ended September 30, 2003).
5.01	**	Legal Opinion of Cravath, Swaine & Moore LLP.
12.01	**	Statement regarding computation of ratios of earnings to fixed charges.
15.01	**	Letter Regarding Unaudited Interim Financial Information.
21.01		Subsidiaries of the Registrant (incorporated herein by reference to Exhibit 21 to the Form 10-K for the annual period ended December 31, 2003).
23.01	*	Consent of PricewaterhouseCoopers LLP.
23.02	**	Consent of Cravath, Swaine & Moore LLP (included in the opinion filed as Exhibit 5.01).
24.01		Power of Attorney (included on signature page of the Registration Statement filed on March 31, 2004).
25.01		Form T-1 Statement of Eligibility of JPMorgan Chase Bank (incorporated herein by reference to the Form 8-K dated May 10, 1993, and filed on May 11, 1993).
99.01		Purchase Agreement dated August 12, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives to the several purchasers, named in Schedule I of the Agreement, of 4.00% Senior Notes due 2008 and 5.25% Senior Notes due 2013 (incorporated herein by reference to Exhibit 41 to the Form 10-Q for the quarterly period ended September 30, 2003).
99.02		Exchange and Registration Rights Agreement, dated August 18, 2003, between Bristol-Myers Squibb Company and Goldman, Sachs & Co., J.P. Morgan Securities Inc., as representatives of the several purchasers named in Schedule I to the Purchase Agreement, of 4.00% Senior Notes due 2008 and 5.25% Senior Notes due 2013 (incorporated herein by reference to Exhibit 4m to the Form 10-Q for the quarterly period ended September 30, 2003).
99.03	*	Form of Letter of Transmittal.
99.04	**	Form of Notice of Guaranteed Delivery.
99.05	**	Form of Notice of Withdrawal of Tender.
99.06	**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99.07	**	Form of Letter to Clients.
99.08	**	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

*
Filed herewith.

**
Previously filed.

QuickLinks

TABLE OF CONTENTS
SUMMARY
Summary of Terms of the Exchange Offer
Summary of the Terms of the Notes
RISK FACTORS
THE COMPANY
USE OF PROCEEDS
SELECTED FINANCIAL DATA
Five-Year Financial Summary
THE EXCHANGE OFFER
DESCRIPTION OF NOTES
CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
NOTE REGARDING FORWARD-LOOKING STATEMENTS
WHERE YOU CAN FIND MORE INFORMATION
CERTAIN DOCUMENTS INCORPORATED BY REFERENCE
INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX